Exhibit 23.2.

Jeffrey S. Conrad
Attorney at Law

301 East Ocean Blvd.
Long Beach, CA 90802
Telephone: (562) 983- 0660
Telecopier: (562) 983-0662





October 13, 2003

U.S. Securities and Exchange Commission
Division of Corporate Finance
Washington D.C. 20549

Re:  Registration Statement on Form S-8

Dear Sir/Madame:

I have acted as counsel to Xtreme Companies, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 8,000,000 shares of its common stock
("Shares"), no par value per Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,

/s/ Jeffrey Conrad
_______________
Jeffrey Conrad, Esq.